Exhibit 99

BellSouth Announces $3-Billion Share Repurchase; Board also approves 5.6% quarterly dividend increase and two-for-one stock split

      ATLANTA - As a result of the company's strong performance and robust cash position, BellSouth Corporation (NYSE:BLS) announced it plans to repurchase up to $3 billion worth of its common shares in 1999. BellSouth's board of directors also increased the company's quarterly dividend by 2 cents to $0.38 per pre-split common share. In addition, the board approved a two-for-one stock split, the second in three years.

      "The three actions we have taken reflect the confidence we have in BellSouth's future growth," said Duane Ackerman, BellSouth Chairman and Chief Executive Officer. "With our continuing strong performance, we are positioning BellSouth as a leading growth company in the competitive marketplace, and we're committed to delivering excellent shareholder returns."

      "At the same time, we recognize the significant price appreciation of BellSouth stock this year," he continued. "Over the past two years, BellSouth stock has returned over 100 percent to investors. Only about two percent of the stocks on the New York Stock Exchange now have higher prices than BellSouth's. By splitting the shares, we're making our stock more affordable and attractive to a greater number of investors."

      The dividend is payable Feb. 1, 1999 to shareholders of record on Jan. 7, 1999. The additional shares will be issued on Dec. 24, 1998 to shareholders of record on Dec. 3, 1998.

      This quarter's dividend is the 60th consecutive dividend declared by BellSouth since its formation in 1984.
Before the split, the company has more than 978 million shares outstanding in about one million shareholder accounts.

      BellSouth is a $22 billion communications services company. It provides telecommunications, wireless communications, cable and digital TV, directory advertising and publishing, and Internet and data services to nearly
33 million customers in 19 countries worldwide.

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      SAFE HARBOR STATEMENT: Statements contained in this
press release about BellSouth's plans and future performance are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and assume, among other things, favorable market conditions, sufficient cash flow from operating and financing activities and absence of legal or regulatory constraints to repurchases. Any developments significantly deviating from these assumptions could cause actual results to differ materially from those indicated or implied in the aforementioned forward-looking statements.